EX-28.h.3.b

GPS FUNDS II
THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of  December 31, 2015, to the Fund Accounting Servicing Agreement dated as of March 31, 2011, as amended September 1, 2012 and March 6, 2014  (the “Agreement”), is entered into by and between GPS FUNDS II, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the GuidePath Managed Futures Strategy Fund,             amend the list of funds, and amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GPS FUNDS II                                                                           U.S. BANCORP FUND SERVICES, LLC

By: ______________________________                       By: /s/ Michael R. McVoy

Name:___________________________                    Name: Michael R. McVoy

Title:                                                                             Title:  Executive Vice President

Amended Exhibit A
to the
Fund Accounting Servicing Agreement - GPS Funds II

Separate Series of GPS Funds II

Name of Series Date Added
GuidePath Growth  Allocation Fund
GuidePath Conservative  Allocation Fund
GuidePath Tactical Allocation Fund
GuidePath Absolute Return Allocation Fund
GuideMark Opportunistic Fixed Income Fund
GuidePath Multi-Asset Income Allocation Fund
GuidePath Flexible Income Allocation Fund
GuidePath Managed Futures Strategy Fund

Amended Exhibit B
to the Fund Accounting Servicing Agreement –GPS Funds II

GPS Funds I & GPS Funds II – Fund Accounting Services Fee Schedule effective January 1, 2016
Annual fund accounting fee based upon average net assets for the combined trusts:
♦1.5 basis points on the first $2 billion
♦0.75 basis points on the next $2 billion
♦0.50 basis points on the balance
Minimum annual fee*: $464,000 for the aggregate of the funds (16 funds).The monthly fee that is charged is the greater of the fee based upon assets or the minimum fee.

Multiple Class Fee* - $7,000 annually for each class beyond the first class (waived during the first 3 months of operations and tiered as listed below for months 4 through 12).

*The minimum  annual fee of $29,000 is waived for each new fund during the first 3 months of operations.  After the first 3 months, the following tiered minimum annual fee schedule applies during months 4 through 12 of operations:

25% of the minimum annual fee in months 4,5 & 6
50% of the minimum annual fee in months 7, 8 & 9
75% of the minimum annual fee in months 10, 11 & 12
100% of the minimum annual fee in month 13 and beyond

Additional fee of $15,000 for a Controlled Foreign Corporation (CFC).

Chief Compliance Officer Support Services:  $2,000 per trust per year.

Extraordinary services - quoted separately
Conversion estimate - one month’s fee (if necessary)

Pricing service fees are as follows**:
$0.15 Domestic and Canadian Equities/Options/ADRs
$0.50 Corp/Convertible/Gov/Agency Bonds/International Equities/Futures/Forwards/Currency Rates/Mortgaged Backed Securities
$0.80 CMOs/Municipal Bonds/Money Market Instruments/International Bonds/Asset Backed Securities/High Yield Securities
$2.25 - Bank Loans
$3.00 - Credit Default Swaps/Swaptions
$1.50 - Basic Interest Rate Swaps
$125 /Fund per Month - Mutual Fund Pricing
$2.00 /Foreign Equity Security per Month for Corporate Action Service
$1.00 /Domestic Equity Security per Month for Corporate Action Service
$125 /Month Manual Security Pricing (>10/day)

Factor Services (BondBuyer)
$1.50 /CMO/Month
$0.25 /Mortgage Backed/Month
$300 /Month Minimum/Fund Group

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

**Per security per fund per pricing day
Fees are calculated pro rata and billed monthly.